SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

AND CONSENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT AND CONSENT (this "Amendment") is entered into as of July 24, 2003 by and among SYNALLOY CORPORATION, a Delaware corporation ("Parent"), and each of Parent's Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Borrower," and individually and collectively, jointly and severally, as "Borrowers") and WELLS FARGO FOOTHILL, INC., formerly known as Foothill Capital Corporation, a California corporation ("Lender").

WITNESSETH:

WHEREAS, Borrowers and Lender are party to that certain Loan and Security Agreement dated as of July 26, 2002, as amended by that certain First Amendment to Loan and Security Agreement dated as of January 28, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") (capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Loan Agreement); and

WHEREAS, Parent has formed a new subsidiary named Blackman Uhler, LLC, a Delaware limited liability company ("Blackman Uhler"); and

WHEREAS, Parent has agreed to contribute certain assets to Blackman Uhler pursuant to its Contribution Agreement with Blackman Uhler dated as of July 24, 2003; and

WHEREAS, Parent has requested that Lender consent to Parent's purchase assets from Rite Industries, Inc., a Delaware corporation ("Rite"), pursuant to that certain Asset Purchase Agreement between Parent and Rite dated as of July 22, 2003 (the "Asset Purchase Agreement"), and Lender has agreed to consent to such purchase pursuant to the terms and conditions set forth herein; and

WHEREAS, Borrowers have also requested that certain terms and conditions of the Loan Agreement be amended whereby, among other things, Blackman Uhler shall become a Borrower thereunder; and

WHEREAS, Lender has agreed to the requested amendments on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  AMENDMENTS TO THE LOAN AGREEMENT  .

      Amendments to Section 1.1 of the Loan Agreement. Section 1.1 of the Loan Agreement, "Definitions", is hereby amended and modified as follows:
        The definition of "Applicable Prepayment Premium" is hereby modified and amended by deleting such definition in its entirety and by substituting the following in lieu thereof:

        ""Applicable Prepayment Premium" means, as of any date of determination, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 2.0% times the Maximum Revolver Amount, (b) during the period of time from and including the date that is the first anniversary of the Closing Date up to the second anniversary of the Closing Date, 1.5% times the Maximum Revolver Amount, (c) during the period of time from and including the date that is the second anniversary of the Closing Date up to the third anniversary of the Closing Date, 1.0% times the Maximum Revolver Amount, and (d) during the period of time from and including the date that is the third anniversary of the Closing Date up to the Maturity Date, 0.5% times the Maximum Revolver Amount. Notwithstanding the foregoing, if Borrowers refinance all of the Obligations hereunder from the proceeds of a loan from Carolina First Bank or First Tennessee Bank National Association, the Applicable Prepayment Premium shall be reduced to zero."

        The definition of change of control is hereby amended and modified by deleting such definition in its entirety and by substituting the following in lieu thereof:

        ""Change of Control" means (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 15%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, (c) any Borrower ceases to directly own and control 100% of the outstanding capital Stock of each of its Subsidiaries extant as of the Closing Date, or (d) Parent ceases to directly own and control at least 75% of the outstanding capital Stock of Blackman Uhler."

        The definition of "Eligible Accounts" is hereby amended and modified by deleting clause (i) of such definition in its entirety and by substituting the following in lieu thereof:

        ""(i) Accounts with respect to (i) an Account Debtor (other than an Account Debtor solely of Bristol Metals, L.P.) whose total obligations owing to Borrowers exceed 5% (such percentage as applied to a particular Account Debtor being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent the obligations owing by such Account Debtor exceed such percentage, (ii) an Account Debtor solely of Bristol Metals, L.P. (excluding Scientific Sales), whose total obligations owing to Bristol Metals, L.P. exceed 10% (such percentage as applied to a particular Account Debtor being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent the obligations owing by such Account Debtor exceed such percentage, and (iii) Scientific Sales, whose total obligations owing to Bristol Metals, L.P. exceed 20% (such percentage as applied to such Account Debtor being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent the obligations owing by such Account Debtor exceed such percentage."

        The definition of "Eligible Inventory" is hereby amended and modified by deleting clause (g) of such definition in its entirety and by substituting the following in lieu thereof:

        "(g) it consists of goods that are work-in-process (other than work-in-process consisting of stainless, carbon or chrome materials that otherwise constitutes Eligible Inventory),".

        The definition of "Fee Letter" is hereby amended and modified by deleting such definition in its entirety and by substituting the following in lieu thereof:

        ""Fee Letter" means, collectively, (a) that certain fee letter dated as of July 26, 2002, among Borrowers and Lender, and (b) that certain fee letter dated as of the Second Amendment Effective Date, among Borrowers and Lender, the form and substance of which are satisfactory to Lender."

        The definition of "Guaranty" is hereby amended and modified by deleting such definition in its entirety and by substituting the following in lieu thereof:

        ""Guaranty" means, collectively, each continuing guaranty executed and delivered by any Guarantor in favor of Lender, the form and substance of which are satisfactory to Lender."

        The definition of "Loan Documents" is hereby amended and modified by deleting such definition in its entirety and by substituting the following in lieu thereof:

        ""Loan Documents" means this Agreement, the Assignment of Life Insurance Policies, the Assumption Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Officers' Certificate, the Pledge Agreement, the Northern Pledge Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to Lender, and any other agreement entered into, now or in the future, by any Borrower and Lender in connection with this Agreement."

        The definition of "Maximum Revolver Amount" is hereby modified and amended by deleting the amount of "$19,000,000" referenced therein and by substituting "$23,000,000" in lieu thereof.
        The definition of "Permitted Dispositions" is hereby amended and modified by (i) deleting ", and" immediately prior to clause (d) of such definition, (ii) deleting the period and the conclusion of clause (d) and substituting ", and" in lieu thereof and (iii) adding the following clauses (e) and (f) at the conclusion of such definition:

        "(e) contributions or other dispositions of assets by Parent pursuant to the Contribution Agreement, and (f) the transfer by Parent to Chris Arnold of not more than 5% of the Stock of Blackman Uhler so long as Chris Arnold duly executes and delivers a pledge agreement, in favor of, and in form and substance satisfactory to, Lender, pledging such Stock to Lender."

        The definition of "Permitted Investments" is hereby amended and modified by deleting such definition in its entirety and by substituting the following in lieu thereof:

        ""Permitted Investments" means (a) Investments in Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments by any Borrower in any other Borrower (excluding Blackman Uhler) provided that if any such Investment is in the form of Indebtedness, such Indebtedness Investment shall be subject to the terms and conditions of an Intercompany Subordination Agreement, and (e) Investments by Parent in Blackman Uhler pursuant to the terms and conditions of the Blackman Uhler Note and the Contribution Agreement."

        The definition of "Permitted Liens" is hereby modified and amended as follows:
          By deleting the word "and" at the conclusion of clause (j) of such definition;
          By deleting the period at the conclusion of (k) of such definition and by substituting ", and" in lieu thereof; and
          By inserting the new clause (l) at the conclusion of such definition:

        "(l) the Liens granted pursuant that certain Intercompany Subordinated Security Agreement dated as of July 24, 2003 between Parent and Blackman Uhler, in form and substance satisfactory to Lender, which Liens secure the Indebtedness evidenced by, and are subject to the provisions of, the Blackman Uhler Note."

        The definition of "Tangible Net Worth" is hereby modified and amended by deleting the phrase "Parent and its Subsidiaries," from the second line of such definition and by substituting "Parent and its Subsidiaries, on a consolidated basis," in lieu thereof.
        Section 1.1 is hereby further amended and modified by inserting the following new definitions therein in correct alphabetical order:

      ""Assumption Agreement" means that certain Assumption Agreement dated as of the Second Amendment Effective Date between Blackman Uhler, Borrowers and Lender, the form and substance of which are satisfactory to Lender."

      ""Blackman Uhler" means Blackman Uhler, LLC, a Delaware limited liability company, which is a Subsidiary Parent."

      ""Blackman Uhler Note" means that certain Subordinated Demand Intercompany Promissory Note dated as of July 24, 2003, the form and substance of which are satisfactory to Lender, executed by Blackman Uhler in favor of Parent, as such note may be amended, restated, supplemented or otherwise modified from time to time."

      ""Contribution Agreement" means that certain Contribution Agreement dated as of July 24, 2003 between Parent and Blackman Uhler, as such agreement may be amended as permitted herein."

      ""Enumerated Defaults" has the meaning set forth in Section 9.3(a)."

      ""Northern Dye" means Northern Dye Equities, L.L.C., a Delaware limited liability company."

      ""Northern Pledge Agreement" means that certain Pledge Agreement dated as of the Second Amendment Effective Date executed and delivered by Northern Dye to Lender, the form and substance of which are satisfactory to Lender."

      ""Release Price" shall have the meaning set forth in Section 9.4(a)."

      ""Rite" mean Rite Industries, Inc., a Delaware corporation."

      ""Second Amendment" means that certain Second Amendment to Loan and Security Agreement and Consent dated as of July 24, 2003 among Borrowers and Lender."

      ""Second Amendment Effective Date" shall mean the Second Amendment Effective Date as defined in the Second Amendment."

      ""Scientific Sales" means Scientific Sales, Inc., a Tennessee corporation."

      General Amendment to Loan Agreement and Loan Documents. Each reference to "Borrower" or "Borrowers" in the Loan Agreement and the Loan Documents shall hereafter include Blackman Uhler, which shall become a Borrower under the Loan Agreement pursuant to the Assumption Agreement.
        Amendments to Section 2.1 of the Loan Agreement. Section 2.1 of the Loan Agreement, "Revolver Advances", is hereby amended and modified by deleting subsection 2.1(a) in its entirety and by substituting the following in lieu thereof:

      "(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances ("Advances") to Borrowers in an amount at any one time outstanding not to exceed of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage. For purposes of this Agreement, "Borrowing Base," as of any date of determination, shall mean the result of:

      (w) the lesser of

      (i) 85% times the amount of Eligible Accounts less the amount, if any, of the Dilution Reserve, and

      (ii) an amount equal to Borrowers' Collections with respect to Accounts for the immediately preceding 75 day period, plus

      (x) the lowest of

      (i) $11,000,000,

      (ii) the sum of (A) 60% times the aggregate cost of Borrowers' eligible stainless raw materials inventory and Borrowers' eligible stainless finished goods inventory, plus (B) the lesser of (1) 25% times the cost of Borrowers' eligible stainless work in process inventory or (2) $1,000,000, plus (C) 50% times the cost of Borrowers' eligible chemical and colors raw materials and finished goods inventory,

      (iii) 80% times the then extant Net Liquidation Percentage times the book value of Borrowers' Eligible Inventory as calculated by Lender, and

      (iv) 110% of the amount of credit Availability created by clause (w) above; provided that, at the request of Borrowers, for 90 consecutive days during each 12-month period after the Closing Date, which 90-day period shall commence on the date of the requested adjustment, such percentage may be increased to 125% of the amount of credit Availability created by clause (w) above, plus

      (y) so long as Lender has a first priority lien on and security interest in the Life Insurance Policies, the lesser of

      (i) $3,500,000, and

      (ii) 95% of the aggregate cash surrender value of the Life Insurance Policies, minus

      (z) the sum of (i) the Bank Product Reserves, and (ii) the aggregate amount of reserves, if any, established by Lender under Section 2.1(b)."

      Amendment to Section 2.11 of the Loan Agreement. Section 2.11 of the Loan Agreement, "Fees", is hereby amended and modified by deleting the final sentence of subsection 2.11(c) and by substituting the following in lieu thereof:

      "Borrowers hereby acknowledge that Lender shall have the right to conduct (x) Collateral audits on a quarterly basis, (y) Inventory appraisals on a semi-annual basis and (z) Equipment appraisals in May 2003 and May 2005, or, in the case of each of clauses (x), (y) and (z), more frequently if an Event of Default has occurred and is continuing."

      Amendment to Section 3.4 of the Loan Agreement. Section 3.4 of the Loan Agreement, "Term", is hereby modified and amended by deleting the phrase "second anniversary" from the first sentence of such section and by substituting "fourth anniversary" in lieu thereof.
      Amendment to Section 4.2 of the Loan Agreement. Section 4.2 of the Loan Agreement, "Negotiable Collateral and Chattel Paper", is hereby modified and amended by deleting the phrase "Foothill Capital Corporation" from subsection 4.2(c) and by substituting "Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation" in lieu thereof.
      Amendment to Article 6 of the Loan Agreement. Article 6 of the Loan Agreement, "Affirmative Covenants", is hereby amended and modified by inserting the following new Section 6.17 at the conclusion of such Article:

      "6.17 Transactions with Rite. Complete all covenants and obligations under both that certain Asset Purchase Agreement between Parent and Rite between Parent and Rite, dated as of July 22, 2003, on or before the date that is 120 days after the Second Amendment Effective Date."

      Amendment to Section 7.6 of the Loan Agreement. Section 7.6 of the Loan Agreement, "Guarantee", is hereby amended and modified by deleting the final period of such Section and by substituting the following in lieu thereof:

      "; provided, however, subject to the provisions of Sections 7.1 and 7.8, Parent may guarantee the payment obligations of Blackman Uhler pursuant to that certain Executive Employment Agreement between Blackman Uhler and Howard Printz dated as of July 23, 2003."

      Amendment to Section 7.8 of the Loan Agreement. Section 7.8 of the Loan Agreement, "Prepayments and Amendments", is hereby amended and modified by deleting clause (c) of such definition in its entirety and by substituting the following in lieu thereof:

      "(c) (i) Directly or indirectly, amend, modify, alter, or change any of the terms or conditions of any Material Contract except for amendments or other modifications that are immaterial or do not adversely affect Borrowers or Lender or (ii) terminate any Material Contract without prior notice to Lender."

      Amendments to Section 7.20 of the Loan Agreement. Section 7.20 of the Loan Agreement, "Financial Covenants", is hereby amended and modified as follows:
        By deleting subsection 7.20(a)(i), "Minimum EBITDA" in its entirety and by substituting the following in lieu thereof:

        "(i) Minimum EBITDA. EBITDA, measured on a fiscal month-end basis, of not less than the required amount set forth in the following table for the applicable period set forth opposite thereto;

Applicable Amount	Applicable Period
$(4,500)	For the 1 month period ending July 31, 2002
$38,000	For the 2 month period ending August 31, 2002
$110,000	For the 3 month period ending September 30, 2002
$331,000	For the 4 month period ending October 31, 2002
$465,000	For the 5 month period ending November 30, 2002
$632,000	For the 6 month period ending December 31, 2002
$832,000	For the 7 month period ending January 31, 2003
$1,098,000	For the 8 month period ending February 28, 2003
$1,404,000	For the 9 month period ending March 31, 2003
$1,734,000	For the 10 month period ending April 30, 2003
$2,085,000	For the 11 month period ending May 31, 2003
$2,426,000	For the 12 month period ending June 30, 2003
$2,713,000	For the 12 month period ending July 31, 2003
$3,000,000	For the 12 month period ending August 31, 2003
$3,000,000	For the 12 month period ending September 30, 2003

        ; provided, however, that based upon Borrower's Projections delivered to Agent pursuant to Section 6.3(c) no later than September 19, 2003, Lender shall establish monthly EBITDA covenants for each fiscal month after September 2003, using the same methodology as utilized for 2002 and 2003, and the covenants shall be presented to Borrower for its approval, which approval shall not be unreasonably withheld. In the event Borrower does not approve the proposed covenants, Lender shall establish such covenants, in its Permitted Discretion, based upon Borrower's Projections for the applicable fiscal year."

        By deleting the table set forth in subsection 7.20(b)(i), "Capital Expenditures," and by substituting the following in lieu thereof:

Fiscal Year 2002	Fiscal Year 2003	Fiscal Year 2004	Fiscal Year 2005	Fiscal Year 2006
$3,200,000	$4,200,000	$5,000,000	$5,000,000	$5,000,000

    Amendment to Section 12 of the Loan Agreement. Section 12 of the Loan Agreement, "Notices", is hereby modified and amended by deleting each reference to "Foothill Capital Corporation" contained in such Section and by substituting "Wells Fargo Foothill, Inc." in lieu thereof.

    Amendment to Section 16.8 of the Loan Agreement. Section 16.8 of the Loan Agreement, "Revival and Reinstatement of Obligations", is hereby amended and modified by such Section in its entirety and by substituting the following in lieu thereof:

    "16.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor, including the payment of the Release Price, or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of Lender related thereto, the liability of Borrowers or Guarantors automatically, including any Liens previously terminated by Lender with respect to such Voidable Transfer, shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made."

    Amendment to Section 16.10 of the Loan Agreement. Section 16.10 of the Loan Agreement, "Parent as Lender for Borrowers", is hereby amended and modified by deleting the heading of such Section in its entirety and by substituting the heading "Parent as the Administrative Borrower for Borrowers" in lieu thereof.
    Amendment to Exhibit B-1 to the Loan Agreement. Exhibit B-1 to the Loan Agreement, "Form of Borrowing Base Certificate," is hereby amended and modified by deleting such Exhibit in its entirety and by substituting Exhibit B-1 attached to this Amendment as Annex A in lieu thereof.
    Amendments to Schedules to the Loan Agreement. Schedule B-1 (Designated Account and Designated Bank Account), Schedule M-1 (Material Contracts), Schedule P-1 (Permitted Liens), Schedule 5.5 (Location of Inventory and Equipment), Schedule 5.7 (Chief Executive Office; FEIN; Organization ID Number), Schedule 5.8(b) (Capitalization of Borrowers), Schedule 5.8(c) (Capitalization of Borrowers' Subsidiaries), and Schedule 5.20 (Permitted Indebtedness), are hereby amended and modified by deleting such Schedules in their entirety and by substituting the Schedules attached to this Amendment, collectively, as Annex B in lieu thereof.

  CONSENT

  Lender hereby consents to Parent's purchase of certain assets from Rite, and the subsequent transfer such assets to Blackman Uhler, pursuant to the provisions of the Asset Purchase Agreement, which shall be in form and substance satisfactory to Lender, and, to the extent necessary, Lender hereby waives the provisions of Article 7 of the Loan Agreement solely to the extent necessary to permit such purchase and transfer. Lender hereby also consents to the execution of that certain Trademark License Agreement dated as of July 24, 2003 between Parent and Blackman Uhler, as such agreement is in effect as of the date hereof.

  NO OTHER AMENDMENTS AND WAIVERS  .

  Except as otherwise expressed herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Agreement or any of the other Loan Documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendment and waiver set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and each Borrower hereby ratifies and confirms its obligations thereunder. This Amendment shall not constitute a modification of the Loan Agreement or a course of dealing with Lender at variance with the Loan Agreement such as to require further notice by Lender to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future, except as expressly set forth herein. Each Borrower acknowledges and expressly agrees that Lender reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents. Borrowers have no knowledge of any challenge to Lender's claims arising under the Loan Documents or the effectiveness of the Loan Documents.

  CONDITIONS PRECEDENT TO EFFECTIVENESS  .

  This Amendment shall become effective and be deemed effective upon Lender's receipt of each of the following in form and substance acceptable to Lender (such date being the "Second Amendment Effective Date"):

      counterparts of this Amendment duly executed by Borrowers and Lender;
      a Fee Letter duly executed by Borrowers and acknowledged by Lender and the payment by Borrowers of all fees payable thereunder;
      an Assumption Agreement duly executed by Blackman Uhler, the existing Borrowers and the Lender;
      a Pledge Agreement Supplement duly executed by Parent and Lender with respect to its equity interests in Blackman Uhler, together with any certificates representing the equity interests pledged thereunder, as well as stock powers with respect thereto endorsed in blank;
      a Pledge Agreement duly executed by Northern Dye Equities, L.L.C., a Delaware limited liability company ("Northern Dye") and Lender with respect to the Northern Dye's equity interests in Blackman Uhler, together with any certificates representing the equity interests pledged thereunder, as well as stock powers with respect thereto endorsed in blank;
      a certificate from the secretary of Blackman Uhler attesting to the resolutions of Blackman Uhler's managing board authorizing its execution, delivery, and performance of this Loan Agreement and the other Loan Documents to which Blackman Uhler is a party and authorizing specific officers of Blackman Uhler to execute the same;
      copies of Blackman Uhler's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the secretary of Blackman Uhler;
      a certificate of status with respect to Blackman Uhler, dated on or after July 1, 2003, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Blackman Uhler, which certificate shall indicate that Blackman Uhler is in good standing in such jurisdiction;
      certificates of status with respect to Blackman Uhler, each dated within 30 days of the Second Amendment Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of Blackman Uhler ) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Blackman Uhler is in good standing in such jurisdictions;
      to the extent not already provided to Lender, copies of each of Borrowers' Material Contracts, together with a certificate of the secretary of the applicable Borrower certifying each such document as being a true, correct, and complete copy thereof opinions of Borrowers' counsel, the form and substance of which are satisfactory to Lender;
      all financing statements required by Lender, duly executed by Blackman Uhler, and searches reflecting the filing of all such financing statements;
      a Compliance Certificate dated as of the Second Amendment Effective Date;
      the original subordinated demand intercompany promissory note (the "Blackman Uhler Note") executed by Blackman Uhler in favor of Parent, together with a note power with respect thereto endorsed in blank;
      an intercreditor agreement, the form and substance of which are satisfactory to Lender, duly executed by Congress Financial Corporation (Southern) and Lender with respect to the proceeds held in escrow pursuant to that certain Escrow agreement dated as of July 25, 2003 among Rite, Parent, Haynsworth Sinkler Boyd, P.A., as escrow agent, and Congress Financial Corporation (Southern);
      a Collateral Access Agreement in favor of Lender executed by Rite with respect to Inventory (and the proceeds thereof) located at the manufacturing facilities of Rite, the form and substance of which is satisfactory to Lender; and
      such other information, documents, instruments or approvals as Lender or Lender's counsel may reasonably require.

  CONDITIONS SUBSEQUENT TO EFFECTIVENESS

  The obligation of Lender to continue to make Advances under the Loan Agreement (or otherwise extend credit thereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):

      Immediately upon the transfer of not more than 5% Stock of Blackman Uhler to Chris Arnold, Chris Arnold shall duly execute and deliver a pledge agreement, in favor of, and in form and substance satisfactory to, Lender, pledging such Stock to Lender.
      Within 30 days of the Second Amendment Effective Date, Blackman Uhler shall duly execute and deliver a promissory note, the form and substance of which are satisfactory to Lender, which note shall (a) amend and restate in its entirety the Blackman Uhler Note, and (b) be delivered to Lender, together with a note power with respect thereto endorsed in blank.
      On or before August 8, 2003, Blackman Uhler shall have delivered to Lender a certificate of insurance with respect to Blackman Uhler and an amended endorsement naming Lender as an additional insured and as a loss payee, in form and substance satisfactory to Lender.
      On or before August 8, 2003,  Blackman Uhler shall have delivered to Lender certificates evidencing its  qualification as a foreign corporation in good standing in the State of North Carolina, the State of South Carolina and the State of New Jersey.
      On or before August 8, 2003 Blackman Uhler shall have delivered to Lender a supplement to the opinion of its counsel indicating Blackman Uhler's qualification as a foreign corporation in good standing in the State of North Carolina, the State of South Carolina and the State of New Jersey.
      On or before August 24, 2003 Blackman Uhler shall have delivered a Collateral Access Agreement in favor of Lender with respect to the manufacturing facilities of Rite located in High Point and North Carolina, the form and substance of which is satisfactory to Lender.

  REPRESENTATIONS AND WARRANTIES OF BORROWERS  .

  Each Borrower represents and warrants to Lender as follows:

      Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.
      The execution, delivery, and performance by each Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, are within such Borrower's corporate or partnership authority, have been duly authorized by all necessary corporate or partnership action and do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower's shareholders, partners, or members or any approval or consent of any Person under any material contractual obligation of any Borrower.
      The execution, delivery, and performance by each Borrower of this Amendment and the Loan Documents to which it is a party, as amended hereby, do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person.
      This Amendment and each other Loan Document to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against each Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
      No Default or Event of Default is existing.

  MISCELLANEOUS  .

      Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
      Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to "the Loan Agreement" "thereunder," "thereof" or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.
      Costs, Expenses and Taxes. Borrowers agree to pay on demand all reasonable costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities hereunder and thereunder.
      Governing Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of law principles thereof.
      Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

[SIGNATURES OMITTED]